Exhibit 10.1
SEVERANCE AND
CHANGE OF CONTROL AGREEMENT

    CHANGE OF CONTROL AGREEMENT by and between HOLOGIC, INC., a Delaware corporation (the "Company"), and Mark Horvath (the "Executive"), dated as of January 17, 2025.

    WHEREAS, the Executive serves as a senior executive of the Company;

WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations;

WHEREAS, in recognition of the Executive’s role, the Company and Executive desire to enter into this Severance and Change of Control Agreement, which is consistent with the change of control and severance protection provided to the Company’s most senior officers (the “Agreement”); and

WHEREAS, this Agreement shall supersede and replace the Executive’s existing Change in Control Severance Plan for Vice Presidents, and Severance Plan for Vice Presidents.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.    Certain Definitions.

(a)    The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (2) otherwise arose in connection with or in anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment. If prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no further rights under this Agreement, except with respect to benefits under Section 6(e), if applicable, or unless such termination of Employment was in anticipation of the Change of Control in which case the termination shall be deemed to have occurred after the consummation of the Change of Control.

    (b)    The "Change of Control Period" is the period commencing on the date hereof and ending on December 31, 2027; provided, that commencing on December 31, 2026 and each December 31 thereafter (each such date to be referred to as the “Renewal Date”), the term of this Agreement shall automatically be extended, without any further action by the Company or the Executive, so as to terminate three years from such Renewal Date; provided, however that if the Company shall give notice in writing to the Executive at least thirty (30) days prior to a Renewal Date (the “Pending Renewal Date”), stating that the Change of Control Period shall not be extended, then the Change of Control Period shall expire two years from the Pending Renewal Date.

2.    Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Voting Stock of the Company; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 30% or more of Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the Voting Stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change in Control; or

(b)    Any transaction which results in the Continuing Directors (as defined in the Certificate of Incorporation of the Company) constituting less than a majority of the Board of Directors of the Company (the “Board”); or

(c)    The consummation of (i) a Merger with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the Voting Stock of the corporation resulting from the Merger (the “Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all (as defined under Delaware General Corporation Law) of the assets of the Company excluding a sale or other disposition of assets to a subsidiary of the Company. For purposes of this Agreement “Merger” means a reorganization, merger or consolidation involving the Company, including without limitation as a parent of a direct or indirect subsidiary of the Company effecting such transaction

    Anything in this Agreement to the contrary notwithstanding, if an event that would, but for this paragraph, constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a greater than ten percent (10%) direct or indirect equity interest, such event shall not constitute a Change of Control.

3.    Employment Period. Subject to the terms and conditions hereof, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the last day of the thirty-sixth month following the month in which the Effective Date occurs (the "Employment Period").

4.    Terms of Employment.

(a)    Position and Duties.

(i)    During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date.

    (b)    Compensation.

(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid monthly, having a value at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" includes any company controlled by, controlling or under common control with the Company.

(ii)    Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year during the Employment Period, an annual cash bonus (the "Annual Bonus"; which shall include, without limitation, any other annual cash bonus plan or program provided to Executive such as the Short Term Incentive Plan or any other similar plan, but shall not include any cash sign-on, relocation, retention or other special bonus or payments. ) in cash at least equal to the greater of (a) the average (annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) bonus (the "Average Annual Bonus") paid or that has been earned and accrued, but unpaid to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs, (b) the Annual Bonus paid for the fiscal year immediately preceding the Effective Date, or (c) the target bonus associated with the Company achieving its 100 percent target payout level as determined in accordance with the terms of the Company’s bonus plans for senior executives for the fiscal year immediately preceding the Effective Date (the “Target Bonus”; the greater of clauses (a), (b) or (c) to be referred to as the “Highest Annual Bonus”); for the avoidance of doubt, the determination of bonus under clause (c) above shall not be reduced for the application of the Compensation Committee’s discretion to reduce such bonus or bonus funding, or increased to reflect additional amounts that may be paid or payable if the Company exceeds target. Each such Annual Bonus shall be paid no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to any nonqualified plan of the Company. Notwithstanding anything herein to the contrary, any portion of Annual Base Salary or Annual Bonus electively deferred by the Executive pursuant to a qualified or a non-qualified plan including, but not limited to, the Hologic, Inc. Deferred Compensation Plan or any successor thereto (“DCP”) shall be included in determining the Annual Base Salary, Annual Bonus and the Average Annual Bonus. If the fiscal year of any successor to this Agreement, as described by Section 11(c) herein, is different than the Company’s fiscal year at the time of the Change of Control, then the Executive shall be paid (i) the Annual Bonus that would have been paid upon the end of Company’s fiscal year ending after the Change of Control, and (ii) a pro-rata Annual Bonus for any months of service performed following the end of the Company’s fiscal year, but prior to the first day of the successor’s fiscal year immediately following the Change of Control. The Annual Bonuses thereafter shall be based on the successor’s first full fiscal year beginning after the Change of Control and successive fiscal years thereafter. “Pro Rata Bonus" shall mean an amount equal to the Bonus Amount (average of the Annual Bonuses paid or that has been earned and accrued, but unpaid during the three full fiscal years ended prior to the Date of Termination) multiplied by a fraction the numerator of which is the number of months worked in the fiscal year through the Date of Termination and the denominator of which is 12. Any partial months shall be rounded to the nearest whole number using normal mathematical convention.

(iii)    Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans practices, policies and programs provide the Executive with incentive, savings and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the one-year immediately preceding the Effective Date, or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)    Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) and applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect at any time during the one-year period immediately preceding the Effective Date, or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive upon submission of appropriate accountings in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)    Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation of at least five (5) weeks and in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect at any time during the one-year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer incentives of the Company and its affiliated companies.

5.    Termination of Employment.

(a)    Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

    (b)    Cause. The Company may terminate the Executive's employment during the Employment Period for "Cause". For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company, (ii) repeated violations by the Executive of the Executive's obligations under Section 4(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of the Executive of a felony involving moral turpitude. The Company shall provide the Executive with 30 days written notice of any determination of Cause and provide the Executive, for a period of 30 days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board (excluding the Executive if he is a member of the Board), by unanimous consent reasonably determines in good faith that his actions did, in fact, constitute for Cause.

    (c)    Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

(i)    A material diminution in the Executive’s base compensation;
(ii)    A material diminution in the Executive’s authority, duties and responsibilities as in effect immediately prior to the Change of Control or, if applicable, the Date of Termination;
(iii)    A material diminution in the authority, duties and responsibilities of the supervisor to whom the Executive is required to report as in effect immediately prior to the Change of Control or, if applicable, the Date of Termination;
(iv)    A material change in the geographic location in which Executive’s principal office was located immediately prior to the Change of Control or, if applicable, the Date of Termination;
(v)    A material diminution in the budget over which the Executive had authority immediately prior to the of the Change of Control or, if applicable, the Date of Termination;
(vi)    Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services;
provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

    (d)    Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company’s rights hereunder.

    (e)    Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date (taking into account any applicable notice and cure period) specified therein, as the case may be; provided however, that (i) if the Executive's employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.    Obligations of the Company upon Termination.

    (a)    Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of the sum of the following amounts: (A) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (I) the Highest Annual Bonus and (II) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (C) any accrued and unpaid Annual Bonus amounts, compensation or vacation pay, in each case, to the extent not yet paid by the Company (the amounts described in subparagraphs (A), (B) and (C) are hereafter referred to as "Accrued Obligations" and shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), (ii) any other benefits or compensation payable under any employee benefit plan in accordance with the applicable plans’ terms, including, without limitation, any non-qualified plan or DCP; (iii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided in accordance with the applicable plans, programs, practices and policies described in Section 4(b)(v) and (vi) of this Agreement as if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the one year period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such continuation of such benefits for the applicable period herein set forth and such transfer of the Individual Policy shall be hereinafter referred to as “Welfare Benefit Continuation”; for purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period), and (iv) payment to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the sum of the Executive’s Annual Base Salary and the Highest Annual Bonus. Subject to the provisions of Section 9 hereof, but, otherwise, anything herein to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their families.

    (b)    Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Accrued Obligations (which shall be paid in a lump sum in cash within 30 days of the Date of Termination), (ii) the timely payment and provision of the Welfare Benefit Continuation, and (iii) payment to the Executive in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the sum of the Executive’s Annual Base Salary and the Highest Annual Bonus. Subject to the provisions of Section 9 hereof, but, otherwise, anything herein to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect with respect to other peer executives and their families at any time during the one year period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families.

    (c)    Cause, Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason (and other than by reason of his death or disability) during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination. In such case, such amounts shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The Executive shall, in such event, also be entitled to any benefits required by law that are not otherwise provided by this Agreement.

(d)    Termination Following a Change of Control by the Company without Cause or by the Executive for Good Reason. If during the Employment Period the Executive is terminated by the Company without Cause or he resigns for Good Reason, then the Company shall pay the Executive the following:

(i)    the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination all Accrued Obligations; and

(ii)    the Company shall pay to the Executive a lump sum amount in cash within 30 days after the Date of Termination equal to the (such amount shall be hereinafter referred to as the “Change of Control Payment”) to the product of (X) two point ninety nine (2.99) multiplied by the sum of (i) (Y) the Annual Base Salary for the fiscal year immediately preceding the Date of Termination and (ii) Highest Annual Bonus; and

(iii)    notwithstanding any other provisions to the contrary contained herein or in any option agreement, restricted stock agreement, performance stock unit or other equity compensation agreement, between the Company and the Executive, or any stock option, restricted stock or other equity compensation plans sponsored by the Company, unless such agreement or plan expressly references and supersedes this Agreement, then all such unvested equity awards which Executive holds as of the Effective Date shall be immediately and automatically exercisable and/or vested, and the Executive shall have the right to exercise any such equity awards (to the extent applicable) for the shorter of one year after the Date of Termination or the remaining term of the applicable equity award.

(e)    Termination by the Company Without Cause or by Executive for Good Reason. If the Executive's employment with the Company shall be terminated by the Company without Cause or by the Executive for Good Reason (as defined in Section 5(c) without regard to whether a Change of Control has occurred) at any time prior to the Effective Date, then the Executive shall be entitled to each and all of the following:
(i)the Company shall pay the Executive all Accrued Obligations;
(ii)the Company shall continue to pay the Executive his Base Salary and an amount equal to the Average Annual Bonus divided by the number of payroll periods during the one year severance period for the period of one (1) year from the Date of Termination in accordance with its normal payroll practices and subject to applicable tax withholding; and
(iii)provide the Executive and his family with the Welfare Benefit Continuation for a period of one (1) year from the Date of Termination.
(f)    Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(g)    Other Severance Benefits. The severance pay and benefits provided for in Section 6(e) shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

7.    Non-exclusivity of Rights. Except as provided in Section 6, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8.    Full Settlement.

(a)    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)    Prior to the occurrence of a Change of Control, the Company agrees to reimburse the Executive for all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, if the Executive prevails in such contest. Following a Change of Control, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof.

    (c)    If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6(d) as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

9.    280G Protection.

(a)    In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; and (4) acceleration of vesting of any equity.

(b)    For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

10.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.    Successors.

(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

    (b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Company shall provide written evidence to the Executive to document compliance with the foregoing sentence within ten (10) business days of the Effective Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. In addition, the Executive shall be entitled, upon exercise of any outstanding stock options or stock appreciation rights of the Company, to receive in lieu of shares of the Company’s stock, shares of such stock or other securities of such successor as the holders of shares of the Company’s stock received pursuant to the terms of the merger, consolidation or sale.

12.    Compliance With Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (hereinafter referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with its intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute non-qualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefits shall not be made, provided or commenced until six (6) months after the Executive’s “separation from service” as such phrase is defined for the purposes of Section 409A.

13.    Release. The Executive agrees that, with the exception of the Accrued Obligations due to him in accordance with the terms hereunder, that the payment of any severance under this Agreement to the Executive by the Company, is subject to and conditioned on Executive executing a general release of the Company in a form and scope determined by the Company in its sole discretion (the “Release Agreement”), without Executive revoking such Release Agreement within fifty-two (52) days of the Date of Termination (the “Consideration Period”) and provided that (a) if the Date of Termination occurs in one calendar year and the Consideration Period (including the payment date) expires during the following calendar year, then notwithstanding anything herein to the contrary, the payments of severance under Section 6(e) will be paid by the Company to the Executive in the second calendar year; (b) the Executive continues to comply with the provisions of the Non-Competition Agreement; and (c) prior to the expiration of the Consideration Period (i) Executive provides satisfactory evidence to the Company that he has returned all Company property, confidential information and documentation to the Company, and (ii) provides the Company with a signed written resignation of Executive’s status as an officer of the Company or any of its affiliates, if applicable.

14.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

Mark Horvath
(at the address on record with the company)

If to the Company:

Hologic, Inc.
250 Campus Drive
Marlborough, Massachusetts 02038
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

    (c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    (d)    The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

    (e)    The Executive's or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

    (f)    This Agreement contains the entire understanding of the Company and the Executive with respect to the rights and other benefits that the Executive shall be entitled during the Employment Period, and in connection therewith shall supersede all prior oral and written communications with the Executive with respect thereto; provided, however, that the Offer Letter, and Employee Intellectual Property Rights and Non-Competition Agreement, option or other equity agreements or other employment agreement by and between the Company and Executive shall remain in full force and effect and if the Company’s separation policy would provide greater benefits to the Executive than this Agreement, then the Executive may elect to receive benefits under the Company’s separation policy in lieu of the benefits provided hereunder. Nothing herein shall affect the application of the Company’s separation policy in lieu of the benefits provided hereunder. Nothing herein shall affect the application of the Company’s separation policy prior to the Effective Date.

    (g)    The Executive and the Company acknowledge that, except as may otherwise be provided under this Agreement or any other written agreement between the Executive and the Company, prior to the Effective Date, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time. Notwithstanding anything contained herein, if during or prior to the Employment Period, the Executive shall terminate employment with the Company other than for Good Reason, then the Executive shall have no liability to the Company.

[Signature page follows]

    IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

HOLOGIC, INC.

By: /s/ John M. Griffin
Name: John M. Griffin
    Title: General Counsel

EXECUTIVE

/s/ Mark Horvath
Mark Horvath